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                                                               EXHIBIT 8.2

          [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.]

                                                              July 3, 1996

Western Resources, Inc., 818 Kansas Avenue, Topeka, Kansas 66612

Ladies and Gentlemen:

  We have acted as special counsel in connection with the planned offer to exchange shares of Western Resources Common Stock for shares of common stock of Kansas City Power & Light Company, as more fully described in the prospectus (the "Prospectus") included in Western Resources' Registration Statement on Form S-4 to which this opinion is attached as an exhibit. Capitalized terms used but not defined herein shall have the meanings specified in the Prospectus.

  With your consent, we have relied upon the assumptions set forth in the letter from you to us, dated July 3, 1996, in rendering this opinion.

  On the basis of the foregoing, it is our opinion, under presently applicable federal income tax law, that exchanges of Shares for Western Resources Common Stock pursuant to the Offer and the Merger will be treated as exchanges pursuant to a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and:

    (i) no gain or loss will be recognized by Western Resources or KCPL as a result of the Offer or Merger;

    (ii) no gain or loss will be recognized by a holder of Shares upon the exchange in the Offer or Merger of such Shares solely for Western Resources Common Stock, except with respect to the receipt of cash in lieu of fractional shares of Western Resources Common Stock;

    (iii) the aggregate adjusted tax basis of shares of Western Resources Common Stock received in the Offer or Merger by a holder of Shares (including fractional shares of Western Resources Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Shares exchanged therefor;

    (iv) the holding period of shares of Western Resources Common Stock received in the Offer or Merger by a holder of Shares (including fractional shares of Western Resources Common Stock deemed received and redeemed as described below) will include the holding period of the Shares exchanged therefor, provided such Shares were held as capital assets; and

    (v) a holder of Shares who receives cash in lieu of fractional shares of Western Resources Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided such fractional shares would have constituted a capital asset in the hands of such holder and provided such deemed redemption is "substantially disproportionate" with respect to such holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in such fractional shares. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional shares is more than one year.

  The tax consequences described above may not be applicable to KCPL stockholders that acquired the stock of KCPL pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold KCPL stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.
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  We hereby consent to the references to us under the headings "Prospectus
Summary--The Offer--Certain Federal Income Tax Consequences," and "The Offer-- Certain Federal Income Tax Consequences" in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ LeBoeuf, Lamb, Greene & MacRae,
                                           L.L.P.